Exhibit 99.2

VANCE BALDWIN, INC.

UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2007

VANCE BALDWIN, INC.
UNAUDITED BALANCE SHEETS

		(Note 7)
ASSETS	June 30, 2007	August 16, 2007
Current assets:
Cash and cash equivalents	$2,199,416	$1,756,620
Accounts receivable, net of allowances of $286,000 and $171,000	6,031,107	5,799,060
Inventory	2,096,795	2,377,045
Core charges	459,347	410,113
Due from vendors	824,650	765,268
Prepaid expenses and other current assets	3,413	3,500
Total current assets	11,614,728	11,111,606
Property and equipment, net	261,566	246,504
Other assets	37,373	37,373

Totals	$11,913,667	$11,395,483

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$2,675,577	$4,821,699
Accrued expenses and other current liabilities	340,412	3,598,723
Capitalized lease obligation, current portion	30,961	33,750
Total current liabilities	3,046,950	8,454,172
Long term liabilities:
Capitalized lease obligation, net of current portion	67,072	63,189
Total liabilities	3,114,022	8,517,361

Commitments and contingencies

Stockholder's equity:
Common stock, $100 par value, 1,000 shares authorized, 500 shares issued and outstanding	100,000	100,000
Paid-in capital	23,394	23,394
Retained earnings	8,676,251	2,754,728
Total stockholder's equity	8,799,645	2,878,122

Totals	$11,913,667	$11,395,483

See Notes to Financial Statements.

VANCE BALDWIN, INC.
UNAUDITED STATEMENTS OF INCOME AND RETAINED EARNINGS
SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006

Net sales	$25,574,986	$24,431,748

Cost of goods sold	20,715,104	19,490,415

Gross profit	4,859,882	4,941,333

Operating expenses:
Selling, general and administrative	2,384,207	2,463,508
Warehouse relocation expense	16,932	122,831
Totals	2,401,139	2,586,339

Income from operations	2,458,743	2,354,994

Interest and other income	197,751	82,159

Net income	2,656,494	2,437,153

Retained earnings, beginning of period	8,552,155	6,229,087

Distributions	(2,532,398)	(8,000)

Retained earnings, end of period	$8,676,251	$8,658,240

See Notes to Financial Statements

VANCE BALDWIN, INC.
UNAUDITED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006

Operating activities:
Net income	$2,656,495	$2,437,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36,150	6,174
Bad debt expense	11,658	3,561
Changes in operating assets and liabilities:
Accounts receivable	1,453,251	(1,782,228)
Inventory	(78,436)	(127,864)
Core charges	(197,565)
Prepaid expenses and other assets	12,176	(21,528)
Due from vendors	(116,850)	(69,000)
Accounts payable	(212,184)	211,414
Accrued expenses and other current liabilities	35,510	46,836
Net cash provided by operating activities	3,600,205	704,519

Investing activities:
Purchase of equipment	--	(231,880)

Financing activities:
Stockholder's distributions	(2,532,398)	(8,000)
Repayment of capital lease obligations	(20,000)	-
Net cash used in financing activities	(2,552,398)	(8,000)

Net increase in cash and cash equivalents	1,047,807	464,639

Cash and cash equivalents, beginning of period	1,151,609	1,654,464

Cash and cash equivalents, end of period	$2,199,416	$2,119,103

Supplemental disclosure of cash flow data:
Interest on capital leases	$18,000	$5,000
Supplemental disclosure of noncash investing and financing activities:
Acquisition of equipment financed with capital leases	$--	$133,256

Notes to Financial Statements

VANCE BALDWIN, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 - Nature of business and basis of presentation:

Vance Baldwin, Inc. (the "Company"), incorporated in Florida in 1954, is an Original Equipment Manufacturer Parts Distributor that has been an industry leader for over fifty years. It has operations in southern Florida and suburban Atlanta and distributes parts ranging from consumer electronics and computers to printers and office supplies. In addition, the Company provides service aids and industrial products such as cable, tools, test equipment, cleaners and other installation equipment. The Company's sales are primarily to national retailers of consumer electronic products located in the southeastern United States. In April 2006, the Company transferred its warehousing, shipping and receiving activities to a 56,000 sq. ft. distribution facility located in suburban Atlanta.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. Accordingly, they do not include all of the footnotes required by accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the financial statements and notes thereto of Vance Baldwin, Inc. as of and for the years ended December 31, 2006 and 2005.

Note 2 - Significant accounting policies:

Concentration of credit risk:
The Company maintains its cash accounts in one commercial bank located in Florida. The balances are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At June 30, 2007 and August 16, 2007, aggregate bank balances in excess of FDIC insured amounts approximated $3,683,000 and $2,584,000, respectively.

Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, their dispersion across different geographic areas, and generally short payment terms. In addition, the Company closely monitors the extension of credit to its customers while maintaining allowances for potential credit losses. On a periodic basis, the Company evaluates its trade accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs, collections and current economic considerations.

VANCE BALDWIN, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Cash and cash equivalents:
Cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

Inventory:
Inventory, which consists solely of finished goods, is valued at the lower of cost (first-in, first-out basis) or market. Provision for write-downs is established when the market value has fallen below cost.

Equipment:
Equipment is stated at cost, net of accumulated depreciation. Depreciation is calculated utilizing the straight-line method over the estimated useful lives of the assets. When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income. Amortization of equipment held under capital leases is included in depreciation expense.

Revenue recognition:
Sales are recognized upon the shipment of the Company's inventory to its customers, at which point title passes, at a sales price that is fixed and determinable and collectibility is reasonably assured. Provisions for product returns are accounted for as sales reductions in determining sales in the same period the related sales are recorded.

Income taxes:
The Company, with the consent of its stockholder, has elected to have its income taxed as an S corporation under the Internal Revenue Code and State law, which provides that, in lieu of corporate income taxes, the stockholder is taxed on his pro rata share of the Company's taxable income. Therefore, no provision or liability for federal or state income taxes is reflected in these financial statements (see Note 8).

Shipping and handling costs:
Shipping and handling costs associated with outbound freight are included in cost of sales and totaled approximately $1,453,000 and $1,461,000 for the six months ended June 30, 2007 and 2006, respectively.

Advertising:
The Company expenses advertising costs when incurred. Advertising expense incurred for the six months ended June 30, 2007 and 2006, was approximately $11,000 and $18,000, respectively.

VANCE BALDWIN, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Note 3 - Major customers:

During the six month periods ended June 30, 2007 and 2006, the Company's sales to two customers accounted for approximately 56% and 51%, respectively, of its total sales. As of June 30, 2007 and August 16, 2007, accounts receivable from these two customers aggregated $3,441,000 and $2,940,000, or 55% and 49%, respectively, of accounts receivable. As a result of the Company's many product categories, the buying decisions of these two customers are made by various decision-makers who represent multiple divisions within these companies.

Note 4 - Core charges:

The vendors of products distributed by the Company frequently add a "core charge" to the cost of individual replacement parts that the Company distributes as a means of encouraging the return of certain replaced components, most frequently circuit boards, which are defective. These defective, replaced components are ultimately repaired and re-enter the distribution channel.

Core charges borne by the Company associated with goods in inventory are not included in inventory as cost, but are classified separately in current assets. Customers either receive a credit for cores when returned, or are obligated to pay the billed core charge in the event a core is not returned. This payment effectively compensates the Company for the core charge it is obligated to pay vendors. The Company returns cores to its vendors for credit, with the aggregate amount of credits due classified separately, as due from vendors, and included in current assets.

Note 5 - Employees:

The Company is part of a co-employer relationship with a professional employer organization. All of the Company's employees are part of this relationship, whereby the Company is being provided with human resource administration, workers' compensation, healthcare, and other employee benefits. The Company pays an administrative fee equal to 3% of gross salaries for these services.

VANCE BALDWIN, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 6 - Commitments and contingencies:

The Company has been, and may in the future be involved as, a party to various legal proceedings, which are incidental to the ordinary course of its business. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, as of August 16, 2007, there were no threatened or pending legal matters that would have a material impact on the Company's consolidated results of operations, financial position or cash flows.

Note 7 - Subsequent event:

On August 17, 2007, 100% of the common stock owned by the Company's sole stockholder was acquired by Encompass Group Affiliates, Inc. a wholly owned subsidiary of Advanced Communications Technologies, Inc. ("Advanced Communications"), a publicly traded entity in the Company's industry for $25.1 million. Effective with the ownership change, the Company's status as an S corporation under the Internal Revenue Code and State law terminated; henceforth it will be treated as a C corporation and included in Advanced Communications' consolidated tax return. The Company has presented the balance sheet as of the effective  date of the closing.